Exhibit 10.57

Agreement	Page 1 of 6

ING GROEP N.V. (THE ‘COMPANY’)

Insurance Americas

Atlanta

United States

Number of Options

Number of Performance Shares

Any Grant of Options and/or Award of Performance Shares pursuant to the ING Group LONG TERM EQUITY OWNERSHIP PLAN is subject to the following terms and conditions. Your personal details listed above together with these terms and conditions constitute your LEO AGREEMENT (THE ‘AGREEMENT’).

Article 1 – General

1.1 The capitalised terms in this Agreement shall, unless otherwise defined or the context otherwise requires, have the same definition as in the Plan. Unless otherwise stated or the context so requires, the singular shall be construed to mean the plural, and vice versa.

1.2 The provisions of this Agreement shall govern and prevail in the event of any conflict with the Plan. Any conflicting or inconsistent term of this Agreement shall be interpreted and implemented by the Executive Board in a manner consistent with the Plan.

1.3 The Participant has read the Rules of the Plan, and accepts and agrees to the terms and conditions thereof.

1.4 The Participant understands and accepts that failure to accept this Agreement by returning a signed copy of this Agreement to the Company on or before 7 April 2010, will result in no Options or Awards being granted.

1.5 The Participant understands and agrees that notwithstanding anything herein to the contrary, this Agreement, and the Grants and/or Awards granted hereby, shall be administered in accordance with the applicable law stated in Article 6 below, and applicable US laws including but not limited to the Jobs Creation Act of 2004, as amended from time to time (‘Jobs Act’).

Article 2 – Grant of Option

2.1 Grant of Option. The Company will grant the Participant an Option to purchase and acquire the number of Plan Shares as communicated to the Participant, under the terms and conditions of the Plan and this Agreement, if and provided that the Participant is still employed on 7 April 2010 by ING Groep N.V. or a Subsidiary as defined under the Rules of the Plan (‘Group’).

2.2 Date of Grant. The date on which the Option will be granted is 17 March 2010.

2.3 Option Period. The Option Period begins on the Date of Grant and ends on the Expiration Date, which, in normal circumstances, will be 17 March 2020.

2.4 Exercise Period. Subject to the provisions of Rules 9 and 10 of the Plan, the Option can be exercised by the Participant at any time in the period beginning on 17 March 2013 and ending on the Expiration Date.

2.5 Strike Price. The Strike Price the Participant will pay to exercise the Option will be the Fair Market Value of one Share on the Date of Grant, as determined by the Grantor.

2.6 Exercise of Option. The Participant may exercise the Option in whole or in part, by delivering notice in accordance with the notice as amended from time to time, to the Company, provided that the minimum number that may be exercised at any time is the lesser of 500 Plan Shares or the total number of Options held by the Participant.

2.7 Delivery of the Plan Shares or Sale of Plan Shares. Upon receipt of the notice as mentioned in Article 2.6 of this Agreement, the Plan Shares acquired as a result of the exercise of the Option will be delivered to the brokerage account of the Participant or such Plan Shares will be sold by the Company on behalf of and for the account of the Participant in accordance with the instructions of the Participant as indicated in the aforementioned notice or as otherwise provided for in those countries where local rules restrict employees from holding foreign shares or where extensive or prohibitive securities laws filing requirements exist.

Article 3 – The Award

3.1 Nature of this Award. The Award made under this Agreement constitutes the grant of a conditional right to receive Plan Shares following the Vesting of Performance Shares.

3.2 Number of Plan Shares subject to the Award. The Company will grant the Participant an Award to receive the number of Plan Shares as communicated to the Participant, under the terms and conditions of the Plan and this Agreement, if and provided that the Participant is still employed on 7 April 2010 by the Group.

3.3 Date of Award. The date on which the Award will be made is 17 March 2010.

3.4 Consideration. Except in the United States, no consideration is payable by the Participant in respect of this Award. In the United States, the Award constitutes consideration for the covenants contained in Article 7.1 of this Agreement.

3.5 Vesting Date and Performance Target. Except as provided for in Article 3.7, this Award will Vest on 17 March 2013 provided (i) the Performance Target, as published in the operating guidelines effective at the Date of Award for the performance cycle 2010-2012, is met; and (ii) the Participant is still employed by the Company or any Group Company on such date. Plan Shares, to the extent that this relates to a Vested Award, shall be transferred to the Participant as soon as practicable following the Vesting Date.

3.6 Delivery of Plan Shares or Sale of Plan Shares In accordance with instructions provided by the Participant, Plan Shares, to the extent that this relates to a Vested Award, shall be transferred to the brokerage account of the Participant and/or sold by the Company on behalf of and for the account of the Participant, as soon as practicable following the Vesting Date. The Participant should provide instructions to the Company during the designated period(s) prior to the Vesting Date instructing the Company to transfer the Plan

Shares to the brokerage account of the Participant and/or to sell such Plan Shares on behalf of and for the account of the Participant. If the Participant fails to provide any such instructions to the Company during the designated period(s), the Plan Shares shall automatically be sold on behalf of and for the account of the Participant.

3.7 Accelerated Vesting and Corporate Events. Where applicable, effective 1 January 2005, Rules 11.9 and 11.13 shall only apply to this Award to the extent that such Rules refer to an event which constitutes a change of control under Section 409A of the Jobs Act.

Article 4 – Data protection

4.1 The Participant hereby consents to the processing, collection, recording, organising, storing and adapting by the Company and the third party administrators involved in the operation and administration of the Plan, of the personal data, (including, inter alia, name, business contact information, personnel number, position and information on Grants or Awards) relating to the Participant for the sole purpose of participating in the Plan and the Agreement including the operation and administration of the Plan and grants hereby such consent for the period specified in Article 4.4 of this Agreement.

4.2 The Participant also consents to the transfer of his/her personal data referred to under Article 4.1 of this Agreement by the Company to the third party administrators that are assigned to the operation and administration of the Plan for this Participant specifically and that are located in the United States, Canada, Ukraine, Singapore, Australia, Hong Kong or in some countries in the EU. The Participant agrees that some of these countries that are outside of the European Union have a level of protection in respect of personal data that may not be regarded as adequate when viewed in the context of Dutch data protection law.

4.3 The Participant also agrees that a limited set of his/her personal data (name, Leo ID, business line) is accessible to those third party administrators that are not specifically assigned to him/her for the operation and administration of the Plan, in the countries referred to under Article 4.2 of this Agreement, for the sole purpose of identification and other related administrative reasons (e.g. to trace Participants that have changed position within the ING Group).

4.4 The Participant’s personal data related to the Plan will be held in a database file titled with his/her name and unique identification code for the duration of the Plan taking to account any additional data retention period required by applicable law. The database will be kept by the Company or Group Companies on behalf of the Company.

4.5 Third party administrators are all Group Companies, but may incidentally include other third party advisors in respect of any incentive schemes or arrangements operated by the Company and any regulatory authorities or other governmental body (e.g. for tax and other purposes pursuant to applicable law and regulations).

4.6 The Participant understands that the provision of all of his/her personal data is obligatory for the purpose of his/her participation in the Plan and agrees with the transfer of the relevant personal data to Company by the Group Company that he/she is employed by. The Participant is aware of his/her right to access and/or correct personal data, if and when necessary, by contacting the local Human Resources representative.

Article 5 – Right to Reclaim

5.1 Reclaiming of Vested Options and Plan Shares. Notwithstanding the terms and conditions as set out in the Plan and this Agreement, the Participant expressly agrees that in case he/she engages in conduct or performs acts which are considered as -to be determined by and solely at the discretion of the Executive Board – :

(i) malfeasance;

(ii) fraud; or

(iii) specific conduct which has led to the material re-statement of the Company’s annual accounts and/or significant reputational harm to the Company,

the Company can reclaim vested Options and/or awarded Plan Shares received by such Participant under this Agreement. In case, the Participant chose to exercise and sell his/her Options and/or sell his/her Plan Shares upon vesting, the Company reserves the right to receive an amount in Euros equal to the value received by the Participant at the time of such sale. The Participant is obliged to repay this amount at first demand by the Company.

5.2 Reclaiming of Unvested Options and Awards. In accordance with Plan Rule 9.13 and 11.12 all unvested Options and Awards will lapse immediately once the Participant has been given notice terminating his/her employment in circumstances involving gross misconduct or detrimental activity.

Article 6 – Governing law and Jurisdiction

6.1 Governing law and jurisdiction. Except for Article 7 below, this Agreement shall be governed by and shall be construed in accordance with the law of The Netherlands. The Company and the Participant irrevocably submit, in respect of any suit, action or proceeding related to the interpretation or enforcement of this Agreement, to the exclusive jurisdiction of the courts of Amsterdam.

6.2 Partial invalidity. Parties expressly agree that the invalidity or unenforceability of an Article or Articles of this Agreement shall not affect the validity or enforceability of any other Article of this Agreement and that the remainder of this Agreement will remain in full effect. Any such invalid or unenforceable Article shall be replaced or be deemed to be replaced by a provision that is considered to be valid and enforceable. The interpretation of the replacing Article shall be as close as possible to the intent of the invalid or unenforceable Article.

Article 7 – Participant Covenants

7.1 In consideration of the Grant set forth in Article 2 and/or the Award set forth in Article 3 of this Agreement, Participant agrees to abide by the restrictive covenants set forth below. For the purposes of this Article 7, the definition of ‘Company’ is expanded to include any Subsidiaries or affiliates that do business in the United States.

(i)	Protection of confidential information. The Participant will not, without permission of the Company, disclose any Company confidential information or trade secrets to anyone outside the Company, unless required by subpoena. Confidential information and trade secrets include, but are not limited to, customer lists, product development information, marketing and sales plans, premium or other pricing information, operating policies and manuals, and, or other confidential information related to the Company.

(ii)	Nonsolicitation of employees and agents. The Participant will not, for 12 months following Cessation of Employment, directly or indirectly attempt to induce any employee, agent or agency, broker, broker-dealer, financial planner, registered principal or representative of the Company to be employed by or to perform services for any entity that competes with the Company.

(iii)	Nonsolicitation of customers. The Participant will not, for 12 months following Cessation of Employment, directly or indirectly attempt to solicit the trade of any person that is a customer of the Company or which the Company has been undertaking reasonable steps to procure as a customer during the 6 months preceding termination of employment. This limitation will only apply to products or services in competition with a product or service of the Company, and to customers with whom Participant had contact during employment.

(iv)	Agreement to Cooperate. Following the Cessation of Employment, the Participant will cooperate with the Company, without additional compensation, on matters within the scope of Participant’s responsibilities during employment. The Company agrees to reimburse reasonable out-of-pocket expenses the Participant incurs in connection with such assistance. The Company agrees it will make all reasonable efforts to minimize disruption to the Participant’s other commitments.

7.2 If any provision of Article 7.1 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth above, the parties agree that they intend the provision to be enforceable to the maximum extent possible under applicable law, and that the court should reform the provision to make it enforceable in accordance with the intent of the parties.

7.3 The Participant acknowledges that these covenants are a material inducement for the Company to effect the Grant set forth in Article 2 and/or the Award set forth in Article 3 of this Agreement. The Participant further acknowledges that a violation of any term of the covenants will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Participant agrees that, if the Participant breaches any of the covenants:

(i)	any Grant and/or Award made to the Participant pursuant to this Agreement will be rescinded;

(ii)	the Participant will not be entitled to retain any income or property derived from the Grant and/or Award; and

(iii)	the Company will be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Participant from committing any violation of the covenants contained in Article 7.1.

The remedies in this Article are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as a court or arbitrator may reasonably determine.

7.4 The Company may terminate any Grant and/or Award if the Participant has willfully engaged in gross misconduct that the Company determines is likely to be damaging or detrimental to the Company.

7.5 This Article 7 will be interpreted in accordance with the laws of the State of Georgia. Any proceedings involving Article 7 will be brought in a court of competent jurisdiction in the State of Georgia.

I, the undersigned, confirm that I have read and understand the information set out in the LEO AGREEMENT (THE ‘AGREEMENT’) above and accept this Award under the terms thereof.

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